Exhibit (p)

Subscription Agreement

September 14, 2022

Flat Rock Enhanced Income Fund

680 S. Cache Street, Suite 100

P.O. Box 7403

Jackson, WY 83001

Ladies and Gentlemen:

The undersigned subscribes for and agrees to purchase, in the amounts and for the consideration indicated below, common shares of beneficial interest, $0.001 par value per share (the “Shares”), of Flat Rock Enhanced Income Fund, a Delaware statutory trust (the “Fund”).

The purchase price shall be paid in cash, upon demand by the Fund when the subscription offer shall have been accepted.

Subscriber’s Name	Shares Subscribed	Subscription Price
Robert Karl Grunewald Revocable Trust	5,000	$20.00

The Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

ROBERT KARL GRUNEWALD REVOCABLE TRUST

By:	/s/ Robert K. Grunewald
Name:	Robert K. Grunewald
Title:	Trustee

The foregoing Subscription Agreement is accepted as of the date first written above.

Flat Rock ENHANCED INCOME FUND
a Delaware statutory trust

By:	/s/ Ryan Ripp
Name:	Ryan Ripp
Title:	Treasurer, Chief Financial Officer and Secretary